Exhibit 99.1
                                                     October 7, 1999


          WESTERN RESOURCES, BPU REACH AGREEMENT IN KCPL MERGER

                   POWER MARKET ISSUES RESOLVED AT FERC

     Western Resources and the Board of Public Utilities (BPU), Kansas City, Kansas, said they have reached an agreement at the Federal Energy Regulatory Commission (FERC) regarding Western Resources' merger with Kansas City Power & Light Company.
     With this agreement, BPU has asked FERC to accept without modification the settlement reached by all major parties with the FERC staff on September 14.
     As a result of that agreement, the FERC staff and all other major parties have resolved market power, transmission and customer protection issues, which were set for hearing by the FERC.
     The companies said the agreement addresses the concerns of the remaining wholesale intervenor in the FERC docket who had objections to the merger based on market power issues.
     "We are extremely pleased that we were able to work together to reach an agreement with BPU that allows the merger process to continue forward at the federal level," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer.
     "This meeting of the minds satisfies core business issues for all parties," said BPU general manager, E. Leon Daggett. "Now that we have satisfactorily concluded merger-related issues, we can both proceed with our strategic plans for the future."
     The settlement will next be reviewed by a FERC administrative law judge, who will either forward it to the FERC Commissioners or hold it for hearings beginning October 25 in Washington, D.C.

     Forward-Looking Statements: Certain matters discussed in this employee update are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, closing of the KCPL transaction, successful integration of Western Resources' and KCPL's businesses and achievement of anticipated cost savings, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's 1998 Annual Report on Form 10-K and quarterly reports on Forms 10-Q for further discussion of factors affecting the company's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this employee update.